UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2011

Commission	Exact name of registrant as specified in its charter	State of	I.R.S. Employer
File Number	and principal office address and telephone number	Incorporation	Identification No.
1-16163	WGL Holdings, Inc. 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
0-49807	Washington Gas Light Company 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS
Washington Gas Light Company (Washington Gas), a wholly owned subsidiary of WGL Holdings, Inc., provides regulated natural gas utility service in Virginia, Maryland and the District of Columbia. Each year, the Public Service Commission of MD (PSC of MD) reviews the annual gas costs collected from customers to determine if Washington Gas’ purchased gas costs are reasonable.
A proposed order was issued by the Hearing Examiner in Maryland on August 25, 2010, related to the review of purchased gas charges for the twelve month period ended August 31, 2009. The proposed order directed Washington Gas to refund to customers an estimated $2.1 million in excess costs paid to suppliers as a result of a cash-out of supplier over-deliveries. The Staff of the PSC of MD and Washington Gas filed notices of appeal of the proposed order.
On September 9, 2011, the PSC of MD issued an order approving purchased gas charges of Washington Gas for the twelve-month period ending August 2009, except for an as yet undetermined amount related to excess gas deliveries by competitive service providers (CSPs) which were cashed-out by Washington Gas. The PSC of MD found that the cash-out of excess deliveries was in violation of Washington Gas’s tariff and that Washington Gas should not have cashed-out the excess deliveries by CSPs, but rather should have eliminated the imbalances through volumetric adjustments in the future. The PSC of MD has remanded the matter to the Hearing Examiner division for further proceedings to determine the correct actual cost adjustment factor, as well as for consideration and assessment of possible civil penalties. Parties to the proceeding may request reconsideration of the order prior to October 10, 2011. Washington Gas is currently evaluating the possible effects of this order and is not in a position at this time to determine the potential outcome of this matter.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc. and Washington Gas Light Company (Registrants)

Date: September 14, 2011	/s/ William R. Ford
William R. Ford
Controller (Principal Accounting Officer)